Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 3 to Registration Statement No. 333-145412 on Form S-8 of MSCM LLP’s report dated October 15, 2012 relating to the consolidated financial statements of Generex Biotechnology Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and refers to an adverse opinion on the effectiveness of internal control over financial reporting) as of July 31, 2012 and 2011 and for each of the years in the three year period ended July 31, 2012, and for the period from November 2, 1995 (date of inception) to July 31, 2012.

/s/ MSCM LLP

Toronto, Ontario

July 3, 2014